Exhibit 99.1

Biovest Reports Results for Patients Treated with Anti-Cancer

Vaccine: BiovaxID® Demonstrates Clinically and Statistically

Significant Improvement of Disease-Free Survival in Non-Hodgkin’s

Lymphoma in Pivotal Phase 3 Clinical Trial

-	Overall median disease-free-survival increased by more than one year (p-value = 0.047)

-	100% improvement in disease-free-survival at three years (p-value = 0.024)

-	Potential to be first ever anti-cancer vaccine approved in U.S. and/or Europe

TAMPA, FLORIDA – July 17, 2008 – Biovest International, Inc. (OTCBB: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI), today announced clinically and statistically significant unblinded data from its randomized controlled pivotal Phase 3 Fast-Tracked clinical trial of BiovaxID® (personalized anti-idiotype vaccine) for the treatment of indolent follicular non-Hodgkin’s lymphoma (NHL), an often fatal blood cancer. Originally developed and advanced into human clinical trials by the National Cancer Institute (NCI), BiovaxID is designed to recruit the immune system to recognize and destroy only cancerous B-cells. Based on this study’s highly encouraging clinical evidence reporting on vaccinated patients to date, including efficacy and safety, Biovest intends to move forward with plans to seek accelerated and/or conditional regulatory approvals in the U.S. and European Union, respectively.

Summary Results:

Biovest reported on two clinically relevant data points: 1) Overall median disease-free survival data as measured up to 80 months; and 2) Disease-free survival data on these same patients as measured at three years. All analyses performed were predetermined prior to unblinding and consistent with the Statistical Analysis Plan that was submitted and accepted by the FDA and the data review performed by the independent Data Monitoring Committee (DMC), which is vested with the responsibility for monitoring the safety and efficacy of the BiovaxID trial.

First, for vaccinated patients followed up to 80 months, the overall results showed that BiovaxID improved median disease-free-survival by more than one year with the control arm showing a median time to relapse from first vaccination of 21.2 months, as compared to the BiovaxID arm which had a median time to relapse of 33.8 months. This statistically significant difference (p-value = 0.047) represents an increase of approximately 60% in the duration of complete remission since first vaccination. Disease-free survival (how long patients remain in cancer-free remission) is the primary endpoint of the study.

Second, for these same patients measured at 36 months from vaccination, BiovaxID improved median disease-free-survival by approximately 100% - a statistically significant improvement as compared to the control group (p-value = 0.024).

See Accompanying Graph Showing Disease-Free Survival Curves:

Biovest intends to seek accelerated and/or conditional approvals immediately in the U.S. and Europe, respectively, based on the current unblinded data and plans to supplement the clinical analysis with additional follow-up data through August 29, 2008, as per the recommendation of the DMC.

According to the Leukemia & Lymphoma Society, non-Hodgkin’s lymphoma is the 5th leading cause of new cancer cases in the U.S., with an estimated 63,190 new cases of NHL to be diagnosed in 2008, with approximately 18,660 deaths expected to be attributed to the disease. In Europe, NHL is the 6th most common form of cancer with approximately 50,000 new cases diagnosed each year in the European Union alone.

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular Non-Hodgkin’s lymphoma. Additionally, we anticipate that BiovaxID could potentially be used to treat other types of B-cell cancers, such as Mantle Cell Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma.

About Biovest International, Inc.

Biovest International, Inc. (OTCBB: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently completing a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) is committed to building significant value for its stockholders through the commercialization of patent-protected disruptive healthcare technologies designed to be positioned as leading products for the treatment of a broad range of chronic, debilitating and life-threatening diseases including respiratory, autoimmune and cancer indications. The Company generated more than $18 million in revenues in fiscal-year 2007, primarily based on sales of its marketed specialty pharmaceutical products and its analytical consulting business serving biopharmaceutical clients.

Accentia is advancing a portfolio of potential blockbuster drug candidates which target multi-billion dollar market opportunities. These late-stage products include: BiovaxID®, a novel anti-idiotype cancer vaccine for the treatment of B-cell malignancies including indolent follicular non-Hodgkin’s lymphoma; Revimmune™, a novel ultra-high-dose formulation of a previously approved chemotherapeutic agent expected to show utility in the treatment of up to 80 autoimmune diseases, with an initial focus on multiple sclerosis; and SinuNase™, a novel formulation of a previously approved anti-fungal for the topical, intranasal treatment of chronic sinusitis.

Accentia’s interest in BiovaxID is based on its majority ownership stake in Biovest International, Inc. (OTCBB: BVTI), and Accentia also maintains a royalty interest in Biovest’s biologic products. Accentia is a portfolio company of the Hopkins Capital Group.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID®, AutovaxID™, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.